EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated June 29, 2001, included in Electro Scientific Industries, Inc.'s Form 10-K for the fiscal year ended June 2, 2001 and to all references to our Firm included in this registration statement.

ARTHUR ANDERSEN LLP

Portland, Oregon
August 8, 2001